UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STERICYCLE, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2015

Dear Stockholder:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 27, 2015 at 11:00 a.m. Central Daylight Time at the DoubleTree Hotel Chicago O’Hare Airport-Rosemont, 5460 North River Road, Rosemont, Illinois 60018.

At the Annual Meeting, you will be asked to consider and vote on the following matters:

•	the election to the Board of the 10 nominees for director named in this proxy statement,

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015,

•	a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement (sometimes referred to as the “say-on-pay” vote),

•	a stockholder proposal requesting that the Board adopt a policy to require that the Chairman of the Board be an independent director, and

•	any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on the record date of March 30, 2015 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting is by an admissions card. If you plan to attend the meeting in person, please complete and return the Admission Request Form on the back cover of this proxy statement and an admissions card will be mailed to you. If you are the beneficial owner of shares held in street name, you must also provide confirmation of your stock ownership with your Admission Request Form. All Admission Request Forms must be received by May 20, 2015. An admissions card is not transferable. If you need directions to the meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

For the convenience of our stockholders of record who do not plan to attend the Annual Meeting in person but who want their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided or go to www.proxyvote.com and follow the instructions. If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

For the Board of Directors

Charles A. Alutto	Mark C. Miller
President and Chief Executive Officer	Executive Chairman of the Board

April 17, 2015

Lake Forest, Illinois

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	11:00 a.m. Central Daylight Time on Wednesday, May 27, 2015

• Place:	DoubleTree Hotel Chicago O’Hare Airport-Rosemont

5460 North River Road

Rosemont, Illinois 60018

• Record Date:	March 30, 2015

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	Admission to the meeting is by an admissions card. Stockholders who wish to attend the meeting in person must complete and return an Admissions Request Form by May 20, 2015 to receive an admissions card.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of 10 directors	FOR EACH NOMINEE	7
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015	FOR	32
Advisory vote on executive compensation (the “say-on-pay” vote)	FOR	33
Stockholder proposal on independent board chairman	AGAINST	34

Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Mark C. Miller	59	1992	Executive Chairman of the Board, Stericycle, Inc.	None
Jack W. Schuler	74	1990	Lead Director and former Chairman, Stericycle, Inc.; former president and chief operating officer, Abbott Laboratories; former chairman, Ventana Medical Systems, Inc.; co-founder and partner, Crabtree Partners LLC	• Nominating and Governance (Chair)
Charles A. Alutto	49	2012	President and Chief Executive Officer, Stericycle Inc.	None
Thomas D. Brown	67	2008	Former senior vice president and president of the diagnostics division, Abbott Laboratories	• Compensation
Lynn D. Bleil	51	–	Former Senior Partner, McKinsey & Company	—

Nominee	Age	Director Since	Principal Occupation	Committees
Thomas F. Chen	65	2014	Former senior vice president and president of international nutrition, Abbott Laboratories	• Audit
Rod F. Dammeyer	74	1998	Chairman, CAC, LLC; former vice chairman, Anixter International; former managing partner, Equity Group Investments, LLC.	• Audit (Chair) • Nominating and Governance
William K. Hall	71	2006	Former chairman and chief executive officer, Procyon Technologies, Inc.; former chairman and chief executive officer, Falcon Building Products, Inc.	• Compensation (Chair)
John Patience	67	1989	Chairman of the board of Accelerate Diagnostics, Inc.; co-founder and partner, Crabtree Partners LLC; former vice chairman, Ventana Medical Systems, Inc.; former partner, McKinsey & Company	• Audit • Nominating and Governance
Mike S. Zafirovski	61	2012	Former director, president and chief executive officer of Nortel Networks Corporation; former director, president and chief operating officer of Motorola, Inc.; former president and chief executive officer of General Electric Lighting	• Compensation

Compensation Highlights

Our compensation program is performance-oriented and designed to provide strong incentives to our executive officers to continue to improve our operating performance and thereby create value for all of our stockholders. The following table sets forth the 2014 compensation for each named executive officer as determined under SEC rules. See the notes accompanying the Summary Compensation Table on page 24 for more information.

Named Executive Officer	Salary	Bonus	Option Awards	All Other Compensation	Total Compensation
Charles A. Alutto	$379,615	$721,875	$2,532,320	$1,750	$3,635,560
Mark C. Miller	$142,000	$191,700	$766,080	$1,750	$1,101,530
Daniel V. Ginnetti	$275,385	$187,200	$478,200	$1,750	$942,535
Frank J.M. ten Brink	$266,577	$292,958	$1,191,680	$1,750	$1,752,965
Richard T. Kogler	$331,000	$502,000	$1,191,680	$1,750	$2,026,430
Michael J. Collins	$296,154	$405,000	$766,080	$1,750	$1,468,984

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28161 North Keith Drive

Lake Forest, Illinois 60045

PROXY STATEMENT

2015 Annual Meeting of Stockholders

To Be Held on May 27, 2015

In this proxy statement, “we,” “us,” “our” and the “Company” all refer to Stericycle, Inc.

GENERAL INFORMATION

Why did I receive this proxy statement and other materials?

The Board of Directors of Stericycle, Inc. is soliciting proxies to vote shares of our stock at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 27, 2015 at 11:00 a.m. Central Daylight Time, at the DoubleTree Hotel Chicago O’Hare Airport-Rosemont, 5460 North River Road, Rosemont, Illinois 60018.

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2014), were first made available to stockholders on April 17, 2015. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What will stockholders vote on at the Annual Meeting?

Stockholders will vote on following matters at the Annual Meeting:

•	the election to the Board of the 10 nominees for director named in this proxy statement (Item 1),

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Item 2),

•	a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement (sometimes referred to as the “say-on-pay” vote) (Item 3),

•	a stockholder proposal requesting that the Board adopt a policy to require that the Chairman of the Board be an independent director (Item 4), and

•	any other matter that properly comes before the meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the 10 nominees for election to the Board (Item 1),

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Item 2),

•	FOR the advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement (Item 3), and

•	AGAINST the stockholder proposal requesting that the Board adopt a policy to require that the Chairman of the Board be an independent director (Item 4).

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on March 30, 2015 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.

As of the record date of March 30, 2015, there were 85,215,511 shares of our common stock issued and outstanding.

Why did I receive only a one-page notice in the mail regarding the Internet availability of proxy materials instead of receiving a full set of printed proxy materials?

In accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders, over the Internet, and accordingly, we mailed our stockholders a Notice of Internet Availability of Proxy Materials on or about April 17, 2015. This notice contains instructions how to access our proxy materials over the Internet, how to request a printed or electronic copy of these materials and how to vote by Internet, telephone or mail.

The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our stock registrar and transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

If I am a stockholder of record, how do I vote?

You may vote in several ways. You may vote in person at the Annual Meeting, or you may vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials.

In addition, if you request copies of our proxy materials in printed form, you may vote by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided.

If I am a beneficial owner of shares held in street name, how do I instruct my broker how to vote?

If you are a beneficial owner of our stock, the Notice of Internet Availability of Proxy Materials was forwarded to you by your broker. You may instruct your broker how to vote over the Internet or by telephone by following the instructions provided in the Notice.

In addition, if you request copies of our proxy materials in printed form, you may instruct your broker how to vote by completing and signing the voting instruction card included in the materials and returning it in the postage-paid envelope provided.

What happens if I am a stockholder of record and sign and return the proxy card but do not make any voting choices?

The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1, 2, 3 and 4. See “What are the Board’s voting recommendations?” above.

We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What happens if I am a beneficial owner of shares held in street name and do not give voting instructions to my broker?

Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on routine matters but may not vote those shares on non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature.

Which items to be voted on at the Annual Meeting are “routine” and which are “non-routine”?

The ratification of the appointment of our independent registered public accounting firm (Item 2) is considered a routine matter under the relevant rules. All of the other items to be voted on (Items 1, 3 and 4) are considered non-routine matters.

What is the quorum required for the Annual Meeting?

Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting.

If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.

What are my choices in voting on the matters to be voted on at the Annual Meeting?

On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.

On Item 2 (ratification of the appointment of our independent registered public accounting firm), Item 3 (the say-on-pay vote) and Item 4 (stockholder proposal on independent board chairman), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

What are the voting requirements to approve the matters to be voted on at the Annual Meeting?

•

Item 1 (election of directors): Each nominee for election as a director must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the voting.

•

Item 2 (ratification of the appointment of our independent registered public accounting firm): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

•

Item 3 (the say-on-pay vote): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

•

Item 4 (stockholder proposal on independent board chairman): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

Can I change my vote after I have voted?

If you are a stockholder of record, you may change your vote by voting again over the Internet or by telephone (before those voting facilities are closed at 11:59 p.m. Eastern Daylight Time on May 26, 2015) or by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card. In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 28161 North Keith Drive, Lake Forest, Illinois 60045.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions to your broker over the Internet or by telephone (before those voting facilities are closed at 11:59 p.m. Eastern Daylight Time on May 26, 2015).

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K which we will file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our stock.

How can I attend the Annual Meeting?

We encourage our stockholders to attend the Annual Meeting. Admission to the meeting is by an admissions card. If you plan to attend the meeting in person, please complete and return the Admission Request Form on the back cover of this proxy statement and an admissions card will be mailed to you. If you are the beneficial owner of shares held in street name, you must also provide confirmation of your stock ownership with your Admission Request Form (for example, by providing a copy of a brokerage firm statement).

All Admission Request Forms must be received by May 20, 2015. An admissions card is not transferable and will admit only the stockholder or stockholders to whom it was issued. If you need directions to the meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

STOCK OWNERSHIP

Stock Ownership by Directors and Officers

The following table provides information about the beneficial ownership of shares of our common stock as of March 30, 2015 by (1) each of our directors and nominees for director, (2) each of our executive officers listed in the Summary Compensation Table on page 24 and (3) all of our directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors (and nominees)
Mark C. Miller(3)	1,124,204	1.3%
Jack W. Schuler(4)	775,878	*
Charles A. Alutto(5)	182,995	*
Lynn D. Bleil	—	*
Thomas D. Brown	52,845	*
Thomas F. Chen	6,103	*
Rod F. Dammeyer	67,867	*
William K. Hall	31,344	*
John Patience(4)	72,174	*
Mike S. Zafirovski	17,069	*
Officers
Daniel V. Ginnetti	71,879	*
Frank J.M. ten Brink(4)	91,899	*
Richard T. Kogler	93,252	*
Michael J. Collins	76,624	*
All directors and executive officers as a group (12 persons)	2,530,327	3.0%

*	Less than 1%.

(1)	This column includes shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after March 30, 2015. These shares are held as follows: Mr. Miller, 916,510 shares; Mr. Alutto, 182,579 shares; Mr. Schuler, 22,169 shares; Mr. Brown, 52,845 shares; Mr. Dammeyer, 41,237 shares; Mr. Hall, 22,344 shares; Mr. Patience, 57,412 shares; Mr. Chen, 6,103 shares; Mr. Zafirovski, 17,069 shares; Mr. Ginnetti, 68,284 shares; Mr. ten Brink, 86,525 shares; Mr. Kogler, 89,119 shares; and Mr. Collins, 67,954 shares.

(2)	Shares of common stock issuable under a stock option exercisable as of or within 60 days after March 30, 2015 are considered outstanding for purposes of computing the percentage of the person holding the option but are not considered outstanding for purposes of computing the percentage of any other person.

(3)	Mr. Miller, who is Executive Chairman of the Board, is also considered an executive officer.

(4)	The shares shown as beneficially owned by Mr. Schuler include 29,340 shares owned by his wife, regarding which Mr. Schuler disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Patience include 1,000 shares owned by his wife, regarding which Mr. Patience disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. ten Brink include 80 shares owned by his wife, regarding which Mr. ten Brink disclaims any beneficial ownership.

(5)	Mr. Alutto is also our President and Chief Executive Officer.

Stock Ownership of Certain Stockholders

The following table provides information about the beneficial ownership of our common stock by each person who was known to us to be the beneficial owner as of the record date (March 30, 2015) of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,365,061	7.5%

Brown Advisory Incorporated(2) 901 South Bond Street, Ste. 400 Baltimore, Maryland 21231	5,357,775	6.3%

BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10022	5,095,444	6.0%

William Blair & Company, LLC(4) 222 W. Adams Street Chicago, Illinois 60606	4,488,248	5.3%

(1)	The shares shown as beneficially owned are derived from the Schedule 13G (Amendment No. 4) that The Vanguard Group, Inc. filed with the U.S. Securities and Exchange Commission on February 11, 2015.

(2)	The shares shown as beneficially owned are derived from the Schedule 13G (Amendment No. 3) that Brown Advisory Incorporated filed with the U.S. Securities and Exchange Commission on February 13, 2015.

(3)	The shares shown as beneficially owned are derived from the Schedule 13G (Amendment No. 1) that BlackRock, Inc. filed with the U.S. Securities and Exchange Commission on February 9, 2015.

(4)	The shares shown as beneficially owned are derived from the Schedule 13G that William Blair & Company, LLC filed with the U.S. Securities and Exchange Commission on February 4, 2015.

Item 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 9 directors. However, the Nominating and Governance Committee and the Board have unanimously nominated Lynn D. Bleil for election to the Board by our stockholders and, in accordance with our bylaws, the Board has fixed the number of directors constituting the Board at 10. With the exception of Mark C. Miller, our Executive Chairman of the Board, and Charles A. Alutto, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours). The Board has determined that all of our outside directors are independent under the applicable listing standards of the NASDAQ Global Select Market. If elected, Ms. Bleil similarly will be an outside director and independent under NASDAQ listing standards.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2016 or until his or her successor is elected and qualified.

Other than Ms. Bleil, all nominees for election as directors are incumbent directors. The election of directors is uncontested.

Voting in Uncontested Director Elections

Under an amendment to our bylaws that our Board of Directors adopted in March 2011, a nominee for election as a director must receive a majority of the votes cast in order to be elected as a director in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his successor is elected and qualified or until he resigns. Under our amended bylaws, an incumbent director who is not re-elected is required to tender his resignation as a director. Our Nominating and Governance Committee will review the circumstances and recommend to the Board whether to accept or reject the director’s resignation or take any other action. The Board is required to act on this recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date that the election results are certified.

Nominees for Director

The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age
Mark C. Miller	Executive Chairman of the Board of Directors	59
Jack W. Schuler	Lead Director	74
Charles A. Alutto	President, Chief Executive Officer, Director	49
Lynn D. Bleil	Director	51
Thomas D. Brown	Director	67
Thomas F. Chen	Director	65
Rod F. Dammeyer	Director	74
William K. Hall	Director	71
John Patience	Director	67
Mike S. Zafirovski	Director	61

Mark C. Miller has served as our Executive Chairman since January 2013 and director as of May 1992. He became our Chief Executive Officer in May 1992 and Chairman of the Board of Directors in August 2008. From May 1989 until joining us, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. Mr. Miller serves as a director of Accelerate Diagnostics, Inc., a developer of automated diagnostics systems, and formerly served as a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa. Mr. Miller was selected by Morningstar, Inc. as its “2009 CEO of the Year.”

Jack W. Schuler has served as the Lead Director of our Board of Directors since August 2008 and served as our Chairman of the Board from January 1990 until becoming Lead Director. From January 1987 to August 1989 he served as president and chief operating officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Hansen Medical, Inc., a developer and manufacturer of medical robotics technology, Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests, and Accelerate Diagnostics, Inc., a developer of automated diagnostics systems, and formerly served as chairman of the board of directors of Ventana Medical Systems, Inc., and as a director of Medtronic, Inc., Amgen Incorporated, Chiron Corporation, Elan Corporation, plc, and ICOS Corporation. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, and is a former trustee of Carleton College. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

Charles A. Alutto has served as our President and Chief Executive Officer since January 2013 and as a director since November 2012. He joined us in May 1997 following our acquisition of the company where he was then employed. He became an executive officer in February 2011 and served as President, Stericycle USA. He previously held various management positions with us, including vice president and managing director of SRCL Europe and corporate vice president of our large quantity generator business unit. Mr. Alutto received a B.S. degree in finance from Providence College and a M.B.A. degree in finance from St. John’s University.

Lynn D. Bleil has been nominated for election to our Board of Directors at the Annual Meeting. Ms. Bleil was the leader of McKinsey & Company’s West Coast Healthcare Practice, and a leader of McKinsey’s worldwide Healthcare Practice. She retired in November 2013 as a Senior Partner (Director) in the Southern California Office of McKinsey. During her more than 25 years with McKinsey, she worked exclusively within the healthcare sector, advising senior management and boards of leading companies on corporate and business unit strategy, mergers and acquisitions and integration, marketing and sales, public policy and organization. Ms. Bleil also serves as a director of DST Systems, Inc., a financial and health services information technology company, and Auspex Pharmaceuticals, Inc. Ms. Bleil holds a B.S.E. degree in Chemical Engineering from Princeton University and an M.B.A. degree from the Stanford Graduate School of Business.

Thomas D. Brown has served as a director since May 2008. From 1974 until his retirement in 2002, Mr. Brown held various sales, marketing and management positions at Abbott Laboratories, where he served as a senior vice president and president of the diagnostics division from 1998 to 2002 and as corporate vice president for worldwide commercial operations from 1993 to 1998. He is a director of Quidel Corporation and Cepheid, a molecular diagnostics company, and formerly served as a director of Ventana Medical Systems, Inc. Mr. Brown received a B.A. degree from the State University of New York at Buffalo.

Thomas F. Chen has served as a director since May 2014. Mr. Chen served as senior vice president and president of international nutrition of Abbott Laboratories before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanded responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into a number of emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer. He is a director of Baxter International Inc. and formerly served as a director of Cyanotech Corporation. Mr. Chen received a Bachelor’s degree in International Business from National Cheng Chi University in Taipei, Taiwan, and a M.B.A. degree from Indiana University.

Rod F. Dammeyer has served as a director since January 1998. He is the chairman of CAC, LLC, a private company providing capital investment and management advisory services, and is the former vice chairman of Anixter International, where he served from 1985 until February 2001, and the former managing partner of corporate investments of Equity Group Investments, L.L.C., where he served from 1995 until June 2000. Mr. Dammeyer serves as a director of Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests, and as an independent trustee of various Invesco funds, and formerly served as a director of Ventana Medical Systems, Inc. prior to its being acquired in February 2008 and as a director of The Scripps Research Institute. Mr. Dammeyer received a B.S. degree in accounting from Kent State University.

William K. Hall has served as a director since August 2006. He is a private equity investor who served from 2000 to 2009 as chairman of the board and chief executive officer of Procyon Technologies, Inc., a privately-owned holding company. From 1994 to 2000, Mr. Hall was chairman and chief executive officer of Falcon Building Products, Inc., a manufacturer and distributor of residential and commercial construction and home improvement products. He serves as a director of W.W. Grainger, a supplier of facilities maintenance products, and as a trustee of the Rush University Medical Center, and formerly served as a director of Actuant Corporation, a diversified industrial products manufacturer. Mr. Hall received a B.S.E. degree in aeronautical engineering, a M.S. degree in mathematical statistics, and M.B.A. and Ph.D. degrees in business from the University of Michigan.

John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. He is currently the chairman of the board and a director of Accelerate Diagnostics, Inc., a developer of automated diagnostics systems. He formerly served as a director and vice chairman of the board of directors of Ventana Medical Systems, Inc., a public company prior to its being acquired in February 2008. From January 1988 to March 1995, he was a general partner in a venture capital firm which he co-founded and which led our pre-IPO funding. He was previously a partner in the consulting firm of McKinsey & Company, specializing in health care. Mr. Patience received B.A. and LL.B. degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

Mike S. Zafirovski has served as a director since November 2012. Mr. Zafirovski is the founder and president of The Zaf Group LLC, a management consulting and investment firm established in November 2012. Mr. Zafirovski has served as an executive advisor to The Blackstone Group since October 2011. From November 2005 to August 2009, Mr. Zafirovski served as the president and chief executive officer and a director of Nortel Networks Corporation. Prior to that, he was the president and chief operating officer and a director of Motorola, Inc. from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as executive vice president and president of the personal communications sector of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as president and chief executive officer of five businesses in the consumer, industrial and financial services areas, his most recent being president and chief executive officer of GE Lighting from July 1999 to May 2000. Mr. Zafirovski also serves as a director of The Boeing Company and three private companies (Apria Healthcare Group Inc., and non-executive chairman of the board for DJO Global, Inc. and Polymer Group Inc.). He received a B.A. degree in mathematics from Edinboro University in Pennsylvania.

Director Qualifications

We believe that our 10 director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service on the boards of other public and private companies, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

Our directors individually bring to the Board a wide range of experience, backgrounds and knowledge. Among other things that each of our directors brings: Mr. Miller brings a wealth of knowledge of our industry; Mr. Alutto brings experience in sales and marketing, operations, and general management of our industry; Mr. Schuler brings experience managing the operations of a multinational healthcare company and knowledge of the dynamics of the healthcare industry; Ms. Bleil brings significant expertise in the healthcare industry; Mr. Brown brings experience managing the operations of a multinational diagnostics business; Mr. Chen brings experience in managing and expanding the operations of a multinational nutrition business in Asia and emerging markets; Mr. Dammeyer brings experience in a very wide range of businesses; Mr. Hall brings experience in developing, managing and expanding global manufacturing companies; Mr. Patience brings experience with public and private healthcare companies; and Mr. Zafirovski brings experience managing the operations of multinational communications and technology companies.

When the Board elected Mr. Zafirovski as a director in November 2012, it was aware that Nortel Networks Corporation had filed for bankruptcy protection in January 2009 while Mr. Zafirovski was serving as its president and chief executive officer and a director. The Board concluded that this event did not impair Mr. Zafirovski’s ability to serve as one of the Company’s directors.

Committees of the Board

Our Board of Directors has standing Compensation, Audit, and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the NASDAQ Global Select Market.

Compensation Committee

The Compensation Committee makes recommendations to the Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Committee also administers our stock option plans as they apply to our executive officers. In addition, the Committee periodically reviews our compensation practices to evaluate whether they pose enterprise or other risks to us.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.

The Audit Committee reviews our risk management policies and practices and reports any significant issues to the Board. Matters of risk management are brought to the Committee’s attention by our Executive Vice President and Chief Financial Officer, who fills the functional role of our chief risk officer, or by our chief regulatory compliance officer or our principal internal auditor, who focuses on potential weaknesses that could result in a failure of an internal control process. Our management reviews and reports on potential areas of risk at the Committee’s request or at the request of other members of the Board.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and evaluates possible nominees for election to the Board of Directors and recommends to the Board a slate of nominees for election at the annual meeting of stockholders. The Committee also recommends to the Board director assignments to the Board’s committees. In addition, the Committee develops, recommends to the Board and oversees the implementation of our corporate governance policies and practices.

The Committee considers a variety of factors in evaluating a candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, with a particular emphasis on probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and healthcare services generally, and experience serving on the boards of other public companies. In evaluating a candidate’s qualification for election to the Board, the Committee also considers whether and how the candidate would contribute to the Board’s diversity, which we define broadly to include gender and ethnicity as well as background, experience and other individual qualities and attributes. The Committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the Committee also considers the director’s preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which the director serves.

In identifying potential candidates for selection in the future as nominees for election as directors, the Committee relies on suggestions and recommendations from the other directors, management, stockholders and others and, when appropriate, may retain a search firm for assistance. The Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. See page 13 “Communications with the Board.”

Committee Charters

The charters of the Compensation, Audit, and Nominating and Governance Committees are available on our website, www.stericycle.com.

Committee Members and Meetings

The following table provides information about the membership of the committees of the Board of Directors during 2014. We anticipate that, if elected, Ms. Bleil will serve on the Audit Committee.

Director	Compensation Committee		Audit Committee		Nominating and Governance Committee
Jack W. Schuler					x	*
Thomas D. Brown	x
Thomas F. Chen			x
Rod F. Dammeyer(1)			x	*	x
William K. Hall	x	*
John Patience			x		x
Mike S. Zafirovski	x

*	Chairman of committee

(1)	The Board of Directors has determined that Mr. Dammeyer, the Chairman of the Audit Committee, is an audit committee financial expert as described in the applicable rules of the U.S. Securities and Exchange Commission.

Our Board of Directors held four meetings in person during 2014 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held eight meetings in person or by teleconference during the year. The Compensation Committee held three meetings during the year, two in person and one by teleconference. The Nominating and Governance Committee held one meeting in person during the year.

All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2014. All of the members of the Audit, Compensation and Nominating and Governance Committees attended in person or participated by teleconference in all of the meetings of those committees during the year, with the exception that one member of the Audit Committee missed two meetings, and two members of the Audit Committee missed one meeting each. Each director attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings of all Board committees on which he served during his term of service.

We encourage our directors to attend the annual meeting of stockholders. All of the nominees for election as directors attended the 2014 Annual Meeting of Stockholders, and we anticipate that all of our directors will attend this year’s Annual Meeting.

Lead Director

We amended our bylaws in August 2008 and November 2012 to require the Board of Directors to appoint one of our outside directors as the Lead Director if and when our president and chief executive, or any other officer or employee, is serving as the Executive Chairman of the Board. The Lead Director is required to be independent under the listing standards of the NASDAQ Global Select Market, and serves at the Board’s pleasure until the next election of directors by the stockholders.

Working with the Executive Chairman of the Board, the Lead Director is responsible for coordinating the scheduling and agenda of board meetings and the preparation and distribution of agenda materials. The Lead Director presides when the Board meets in executive session or in the absence of the Executive Chairman of the Board and may call special meetings of the Board when he considers appropriate. In general, the Lead Director oversees the scope, quality and timeliness of the flow of information from our management to the board and serves as an independent point of contact for stockholders wishing to communicate with the Board other than through the Executive Chairman of the Board.

In August 2008, our Chairman of the Board, Jack W. Schuler, resigned as Chairman after serving for more than 18 years, and our Board appointed Mr. Schuler as our Lead Director and appointed our then President and Chief Executive Officer, Mark C. Miller, who had served in these positions for more than 16 years, to the additional position of Chairman of the Board. Effective January 2013, Mr. Miller assumed the position of Executive Chairman of the Board and Charles A. Alutto became our President and Chief Executive Officer.

Corporate Governance

Executive Sessions of the Board

Our Board of Directors excuses Mr. Alutto, our President and Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board, with our Lead Director presiding, to review Mr. Alutto’s performance as President and Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors by completing confidential evaluation forms that are returned to Mr. Schuler as the Chairman of the Nominating and Governance Committee. At a subsequent meeting of the Board, Mr. Schuler leads a discussion with the full Board of any issues and suggestions for improvement identified in his review of these evaluation forms.

Policy on Related Party Transactions

The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director or executive officer or an immediate family member of any director or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee considers the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. There were no transactions during 2014 that required the Audit Committee’s approval.

Succession Planning

The Board of Directors annually reviews and approves our succession planning for our Chief Executive Officer, our other executive officers and a number of other officers.

Required Resignation on Change in Job Responsibilities

By informal agreement, the Board of Directors has adopted a policy that a director must tender his resignation if the director’s principal occupation or business association changes substantially from the position that he held when originally elected to the Board. The Nominating and Governance Committee will then review the circumstances of the director’s new position or retirement and recommend to the full Board whether to accept or reject the director’s resignation in light of the contribution that he can be expected to continue to make to the Board.

Anti-Hedging and Anti-Pledging Policy

Our directors, executive officers and other designated employees are prohibited from engaging in certain transactions in respect of our common stock including hedging transactions, derivative transactions and short sales. In addition, these persons are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Clawback Policy

In order to encourage sound financial reporting and enhance individual accountability, we have adopted a clawback policy that allows us to recover from our executive officers certain performance-based compensation in the event of certain accounting restatements. If we are required to prepare a restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will seek to claw back from a covered officer certain performance-based compensation if the covered officer is determined to have engaged in fraud or intentional misconduct that materially contributed to the need for the restatement or if otherwise required by applicable SEC or NASDAQ rules.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Executive Chairman of the Board and at his direction to the other directors, and communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to the Lead Director will be forwarded to him and at his direction to the other directors, and communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his direction to the other members of the committee.

AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with applicable legal and regulatory requirements. The Committee’s charter is available on the Company’s website, www.stericycle.com. The members of the Committee who served during 2014 were Messrs. Dammeyer (Chairman), Chen and Patience.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent registered public accounting firm to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and Ernst & Young LLP, the Company’s independent registered public accounting firm, all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and Ernst & Young LLP the quarterly and annual financial statements for the fiscal year ended December 31, 2014. Our reviews and discussions with Ernst & Young LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with Ernst & Young LLP matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Committee received from Ernst & Young LLP pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2014 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Rod F. Dammeyer, Chairman

Thomas F. Chen

John Patience

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Compensation Philosophy. Our compensation program for executive officers has two objectives:

•	to attract, motivate and retain highly qualified executive officers; and

•

to structure their compensation, aside from their base salaries, to be dependent on the Company’s attainment of a measurable Company-wide performance target and the sustained growth in our stock price, so that they benefit only if our stockholders benefit.

The program consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and an annual cash performance bonus, and long-term incentive compensation is paid in the form of stock options.

Performance-Oriented. Our compensation program is performance-oriented. We favor (i) annual cash performance bonuses and (ii) stock options vesting in 20% annual increments over five years as the principal components of our executive officers’ compensation. Annual cash performance bonuses are paid to our executive officers based upon the achievement of EBITDA (earnings before interest, taxes, depreciation and amortization) targets developed from our annual operating plan and budget as approved by our Board of Directors. We believe that these components provide strong incentives to our executive officers to continue to improve our operating performance and thereby create value for all of our stockholders.

The following table presents some key data reflecting our performance-oriented compensation program:

Key Data	2014	2013	2012
Year-over-year increase in non-GAAP earnings per diluted share(1)	13.8%	12.4%	15.4%

Total stockholder return(2)	12.8%	24.5%	19.7%

Annual cash performance bonus and stock options of named executive officers as a percentage of their total compensation	83.4%	87.7%	86.2%

(1)	Our publicly disclosed non-GAAP earnings per diluted share are calculated as earnings per diluted share under U.S. generally accepted accounting principles as adjusted for acquisition and integration-related expenses, restructuring costs and other items. For internal purposes, including the determination of management compensation, we exclude these items from results when evaluating operating performance. Our internal use of non-GAAP earnings per share is not intended to imply, and should not be interpreted as implying, that non-GAAP earnings per share is a better measure of performance than GAAP earnings per share. See the tables reconciling GAAP earnings per share to non-GAAP earnings per share included in Exhibit 99.1 to each of our current reports on Form 8-K filed on February 5, 2015, February 6, 2014 and February 6, 2013.

(2)	Our total stockholder return is measured as the change in the closing price of a share of our common stock on December 31 (or the last trading day of the year) from its closing price on December 31 of the prior year (or the last trading day of the prior year).

Compensation Committee. Compensation decisions for our executive officers are made by the Compensation Committee of our Board of Directors. All of the Committee’s members are independent under the applicable NASDAQ listing standards. The Committee’s decisions relating to base salaries and annual cash performance bonuses are subject to the review and approval of the full Board; the Committee’s decisions relating to stock options are reviewed by the full Board but are not subject to its approval.

Compensation Consultant. In 2014, the Compensation Committee retained an independent compensation consultant, Deloitte Consulting LLP, to review our compensation philosophy and practice and the composition of our peer group of companies. Taking the results of the consultant’s review into consideration, the Compensation Committee adjusted its compensation goals for 2015 and refined the peer group of companies as described below. The Compensation Committee also modified the determination of target levels for annual cash performance bonuses based on information provided by the consultant.

Compensation Guidelines. The Compensation Committee takes into account a number of factors in setting the base salaries and annual cash performance bonus percentages of our executive officers and determining the stock options to be granted to them. For 2014, the principal compensation goals of the Committee’s decisions were: (i) to provide our executive officers with total potential cash compensation at the 50th percentile shown on a survey of executive officer compensation at a peer group of 14 public companies providing waste management, healthcare, chemical treatment, storage and related business services and (ii) to provide our principal executive officers (our chief executive officer, chief operating officer and chief financial officer) with long-term incentive compensation at the 75th percentile shown on this survey for their positions.

Based on the Compensation Committee’s review of the recommendations of its compensation consultant, the Committee modified these compensation goals for 2015. Reflecting the Committee’s objective of achieving a total compensation philosophy more closely aligned with stockholder value creation, the principal goal of our compensation program is now to provide our executive officers with total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th to 60th percentile of our peer group.

For 2014, the peer group of companies surveyed consisted of ABM Industries, Inc., The Brink’s Co., Ecolab Inc., Charles River Laboratories International, Inc., Chemed Corporation, Cintas Corporation, Clean Harbors, Inc. Corrections Corporation of America, Covanta Holding Corporation, Equifax, Inc., Healthcare Services Group, Inc., Iron Mountain Incorporated, Republic Services, Inc. and Waste Connections, Inc. For 2015, the peer group has been refined on the basis of the recommendations of the Committee’s compensation consultant: J.B. Hunt Transportation Services, Inc., Paychex, Inc. and Rollins, Inc. have been added to the peer group and ABM Industries, Inc. and The Brink’s Co. have been deleted from the peer group. The component companies in our survey may change from year to year as we continue to refine the list of surveyed companies for comparability to us in respect of factors like company performance, services offered, and industries served.

Base Salaries. During 2014, Mr. Alutto’s base salary was raised to $385,000, and the base salaries of the other named executive officers were raised to $335,000 for Messrs. ten Brink and Kogler and $300,000 for Mr. Collins. Mr. Miller’s base salary remained at $142,000. On August 1, 2014, Mr. Ginnetti became our Chief Financial Officer, replacing Mr. ten Brink (who became our Senior Vice President, Mergers and Acquisitions on that date) and Mr. Ginnetti’s base salary was established at $300,000.

Annual Cash Performance Bonuses. Our annual cash performance bonus program is intended to provide a short-term cash incentive to our executive officers. Each executive officer is eligible for an annual cash performance bonus equal to a specified percentage of his base salary. For 2014, the annual cash performance bonus percentages of our named executive officers were 125% for Mr. Alutto, 100% for Messrs. ten Brink and Kogler (and for Mr. Ginnetti upon his appointment as our Chief Financial Officer), and 90% for Messrs. Collins and Mr. Miller. Using EBITDA as the performance metric, the Compensation Committee sets target levels each year on the basis of the EBITDA shown in our final operating plan and budget for the year as approved by our Board of Directors, subject to any adjustments that the Compensation Committee considers appropriate to refine EBITDA as an internal measure of our operating performance. These target levels provide for potential annual cash performance bonuses increasing linearly from the 100% level (an annual cash performance bonus equal to the specified percentage of the executive officer’s base salary) to the 150% level (an annual cash performance bonus equal to 150% of the specified percentage of the executive officer’s base salary).

For 2014, our target EBITDA for the payment of annual cash performance bonuses at the 100% level was $707.6 million (compared to $641.9 million for 2013), and our target EBITDA for payment of annual cash performance bonuses at the maximum 150% level was $712.6 million (compared to $644.7 million for 2013). Our actual EBITDA for the year for purposes of the annual cash performance bonus program was $719.9 million (the sum of income from operations of $556.3million plus $104.6 million of depreciation and amortization plus $59.0 million of acquisition-related expenses, restructuring costs and other items that the Compensation Committee did not consider part of our day-to-day operations).

Our executive officers accordingly received annual cash performance bonuses for 2014, paid in February 2015, equal to 150% of the annual cash performance bonus percentages of their base salaries. The annual cash performance bonuses for Messrs. Alutto, ten Brink, Ginnetti, Kogler, Collins and Miller were $721,875, $292,958, $187,200, $502,500, $405,000, and $191,700, respectively.

Stock Option Grants. We use stock options as the major component of the compensation of our executive officers because of the performance incentives that stock options provide. Our stock options are always granted at the closing price of our stock on the date of the grant, and thus the value to our executive officers of their stock options depends entirely on the subsequent growth in value of our stock. The executive officers’ stock options accordingly provide an incentive for sustained levels of superior performance that contribute to our overall success as reflected in the market price of our stock, to the benefit not just of our executive officers but all of our stockholders.

At the Compensation Committee’s meeting in February 2014, the Committee determined the annual stock option grants to our executive officers and to our employees generally taking into account (i) our operating performance, (ii) prior stock option grants, (iii) stock option grants and compensation practices at other companies with which members of the compensation committee were familiar and (iv) the goal of limiting stock option grants to executive officers and employees generally to no more than 10% of our fully-diluted shares over a trailing five-year period, thus averaging dilution of no more than 2% a year.

The Committee adjusted the stock option grants to Messrs. Alutto, ten Brink and Kogler on the basis of the long-term incentive compensation guideline previously described. In this regard, the Committee considered the positions of chief financial officer and chief operating officer to be of equal value and used the average of the long-term incentive compensation for these positions at the 75th percentile in determining the stock options granted to Messrs. ten Brink and Kogler.

The Committee granted options for a total of 303,000 shares to our executive officers as follows: Mr. Alutto, 119,000 shares; Messrs. ten Brink and Kogler, each 56,000 shares; Mr. Collins, 36,000 shares; and Mr. Miller, 36,000 shares.

Bonus Conversion Program. We maintain a bonus conversion program for our executive officers and other management employees allowing them to convert all or a portion of their annual cash performance bonuses into stock options. The program is intended to enable our executive officers and other participants to trade current compensation for the possibility of greater rewards in the future if our stock continues to perform well.

All but one of our named executive officers participated in this program in respect of their annual cash performance bonuses for 2014 payable in February 2015. Mr. Alutto elected to forgo $72,188 of his annual cash performance bonus and received instead an option for 2,435 shares, Mr. ten Brink elected to forgo $29,296 of his annual cash performance bonus and received instead an option for 988 shares, Mr. Kogler elected to forgo $50,250 of his annual cash performance bonus and received instead an option for 1,695 shares, Mr. Collins elected to forgo $81,000 of his annual cash performance bonus and received instead an option for 2,733 shares, and Mr. Miller elected to forgo his entire annual cash performance bonus and received instead an option for 6,468 shares.

Types of Compensation Not Provided. We believe that an understanding of our compensation program for executive officers is enhanced by noting some of the types of compensation or benefits that we do not provide:

•

we do not maintain any retirement, supplemental retirement or deferred compensation plan for our executive officers (aside from an employee stock purchase plan and a conventional 401(k) plan in which virtually all U.S. employees are eligible to participate);

•

while awards of restricted stock and restricted stock units are authorized under our 2005, 2008, 2011 and 2014 stock option plans, we have never made any awards of restricted stock or RSUs to our executive officers;

•

we have not entered into any agreement or adopted any plan providing for severance benefits or salary continuation payments to any of our executive officers in the event of a change of control or termination of employment; and

•	we do not provide any perquisites or personal benefits to any of our executive officers.

Compensation Decisions

In addition to the guidelines previously described (see Overview—Compensation Guidelines, on page 17), the Compensation Committee takes into account a number of other factors in setting the base salaries and annual cash performance bonus percentages of our executive officers and determining the stock options to be granted to them. The Committee’s decisions are made with a view to reaching an overall result that, in the Committee’s subjective judgment, is appropriate and fair to the particular executive officer, both in absolute terms and relative to the compensation of the other executive officers, and fair as well to us and to our stockholders. The Committee does not reach this result in a mechanical fashion but, rather, considers each executive officer’s role and contribution to our performance, the officer’s compensation history and the compensation practices at other companies with which members of the Committee are familiar.

Compensation decisions are made annually at the regular meeting of the Compensation Committee during the first quarter of year, typically in February, when the results of our prior year’s performance are available internally and can be taken into account by the Committee in determining the executive officers’ annual cash performance bonuses for the prior year and their base salaries and annual cash performance bonus percentages for the current year. The Committee believes that incentives are likely to have a greater effect on performance the sooner they are communicated and accordingly determines annual cash performance bonus percentages and annual option grants as early in the year as practicable. The Committee’s decisions are made without regard to our anticipated earnings or other announcements.

Our Chief Executive Officer makes recommendations to the Committee regarding the compensation of the other executive officers, but management does not otherwise participate in the Committee’s decisions.

The Committee reviews the results of the voting on each annual non-binding “say-on-pay” proposal. Last year, approximately 97% of our stockholders who voted on the “say-on-pay” proposal at the 2014 Annual Meeting approved our executive compensation as described in the Compensation Discussion and Analysis and tabular disclosures in our proxy statement for the meeting. The Committee did not implement any changes as a direct result of the stockholders’ advisory vote.

Base Salaries

In February 2014, the Compensation Committee increased the base salary of Mr. Alutto to $385,000, raised the salaries of each of Messrs. ten Brink and Kogler to $335,000, and raised the base salary of Mr. Collins to $300,000. Mr. Miller’s base salary remained unchanged at $142,000. In February 2015, the Compensation Committee increased the base salary of Mr. Alutto to $485,000, increased the base salaries of Mr. Ginnetti and Brent Arnold (who became our Chief Operating Officer on January 1, 2015) to $340,000, and increased the base salary of Mr. Collins to $335,000. Mr. Miller’s base salary remained unchanged at $142,000.

Annual Cash Performance Bonuses

In February 2015, the Compensation Committee modified our annual cash performance bonus program on the basis of the compensation consultant’s recommendation. Prior to this modification, if we failed to attain our target EBITDA for payment of annual cash performance bonuses at the 100% level, our executive officers were not assured of any bonuses. In these circumstances, the Compensation Committee could decide in its discretion either that no annual cash performance bonuses were warranted or that it would be appropriate to award on the basis of individual merit cash bonuses of some order of magnitude smaller than the annual cash performance bonuses that would have been paid if we had attained our target EBITDA for payment of annual cash performance bonuses at the 100% level.

As modified in February 2015, our annual cash performance bonus program now provides for a 50% payout (i.e., 50% of an executive officer’s bonus percentage of his base salary) if we attain at least 95% of our target EBITDA, with no annual cash performance bonus payouts at all if we fail to attain the 95% level.

The Compensation Committee also decided to increase the range at which annual cash performance bonus payouts would be made at the maximum level. Prior to this change, annual cash performance bonuses at the maximum 150% payout were payable if our actual EBITDA was equal to or exceeded an amount that, in practice, was less than 1.0% more than our target EBITDA. With the Committee’s change, annual cash performance bonus payouts at the maximum level are now payable only if our actual EBITDA is 105% of our target EBITDA, and the maximum annual cash performance bonus payout is increased to 200% if the 105% EBITDA level is achieved.

In February 2015, the Compensation Committee set the following annual cash performance bonus percentages for 2015 for each of our executive officers: 80% for Mr. Miller; 125% for Mr. Alutto; 90% for Messrs. Ginnetti and Arnold; and 80% for Mr. Collins.

Stock Options

The exercise price per share of an option granted under one of our stock option plans may not be less than the closing price of a share of our common stock on the date of the option grant. The maximum term of an option may not exceed 10 years, and an option may be exercised only when it is vested and only while the executive officer or other employee remains an employee of ours and for a limited period following the termination of his or her employment.

Options granted to executive officers and employees generally vest over five years at the rate of one-fifth of the option shares on each of the first five anniversaries of the option grant date. (As noted below, options granted under our bonus conversion program are immediately vested.) Options also become exercisable upon the option holder’s death or upon a “change in control.”

We currently have four stock option plans under which new stock options may be granted to our executive officers and employees generally: (i) the 2014 Incentive Stock Plan, which our stockholders approved in May 2014; (ii) the 2011 Incentive Stock Plan, which our stockholders approved in May 2011; (iii) the 2008 Incentive Stock Plan, which our stockholders approved in May 2008; and (iv) the 2005 Incentive Stock Plan, which our stockholders approved in April 2005 and which expires on April 27, 2015. There are also stock options outstanding under our 2000 Nonstatutory Stock Option Plan, which expired in February 2010, and our 1997 Stock Option Plan, which expired in January 2007.

As of December 31, 2014, there were 2,500,000 shares available for future option grants under the 2014 plan, 1,444,731 shares available for future option grants under the 2011 plan, 64,320 shares available for future option grants under the 2008 plan and 137 shares were available for future option grants under the 2005 plan.

In February 2015, the Committee determined the annual stock option grants to our executive officers and to our employees generally. The Committee granted options for a total of 266,000 shares to our executive officers as follows: Mr. Alutto, 110,000 shares; Messrs. Ginnetti and Arnold, each 45,000 shares; and Messrs. Collins and Miller, each 33,000 shares.

Bonus Conversion Program

Under our bonus conversion program, a participant may irrevocably elect in advance of any annual cash performance bonus award to forgo some portion or all of any annual cash performance bonus otherwise payable to him and receive instead an immediately vested nonstatutory stock option under one of our stock option plans at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date.

The number of shares for which an option is granted is determined by dividing (i) a specified multiple of the amount of the cash bonus that the participant elected to forgo by (ii) the average closing price of our common stock during the year for which the bonus is payable. Our Board of Directors has fixed the multiple at five for 2015.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan (the “ESPP”), which our stockholders approved in May 2001. The ESPP currently authorizes 900,000 shares of our common stock to be purchased by qualifying employees at a 15% discount from the market price of the stock through payroll deductions during two six-month offerings each year. A qualifying employee who elects to participate in an offering is granted the right on the first day of the offering to purchase a number of shares equal to the employee’s payroll deductions under the ESPP during the offering period (which may not exceed $5,000) divided by the specified price per share. The price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period.

Each employee of Stericycle, Inc. or of a U.S. subsidiary of ours who has completed six months’ employment as of the first day of an offering and who is a full-time employee, or a part-time employee who customarily works at least 20 hours per week, is eligible to participate in the offering. During 2012, we implemented a separate employee stock purchase plan for our employees in the United Kingdom as a sub-plan under the ESPP.

During 2014, Messrs. Alutto, Collins, Ginnetti, and Miller each purchased 100 shares under the ESPP; Mr. Kogler purchased 84 shares; and Mr. ten Brink purchased 71 shares.

401(k) Plan

We maintain a 401(k) plan in which employees who have completed 90 days’ employment are eligible to participate. We have discretion under the plan to make matching contributions of a percentage of the participants’ own contributions to the plan as the Board of Directors determines each year. For 2014, we made a matching contribution of 50% of each participant’s contributions to the plan, up to a maximum matching contribution of $1,750. We made the maximum matching contribution for each of Messrs. Miller, Alutto, Kogler, Collins, ten Brink and Ginnetti.

Retirement Plans and Deferred Compensation Arrangements

Aside from our ESPP and 401(k) plan, we do not maintain any other qualified plans (for example, a qualified defined benefit or a money purchase pension plan), and we have not adopted any nonqualified retirement or deferred compensation plan or arrangement.

Retiree Medical Benefits

In February 2009, we adopted a supplement to our self-insured medical plan to allow eligible employees to continue to participate in the plan following retirement, with the same coverage and benefits as active employees, at an actuarially determined cost to the retired employee equivalent to the cost of coverage of an active employee for the type of coverage selected. Eligible employees are management employees at or above the specified grade level (thus including our executive officers), who are age 50 or older, who have worked for us for at least 10 years, and the sum of whose age plus his or her years of service is 65 or more.

Perquisites and Personal Benefits

We do not provide any perquisites or personal benefits to our executive officers.

Employment Agreements

We have not entered into written employment agreements with any of our executive officers. All of our executive officers have entered into confidentiality, nonsolicitation and noncompetition agreements with us.

Termination and Change-in-Control Payments

We have not entered into salary continuation, severance or similar agreements or arrangements with any of our executive officers. We have no contractual or other obligation to provide severance benefits or other payments in the event of a change in control or termination of employment. (In this regard, however, we note that all of our stock option plans provide for the full vesting upon a change in control of all unvested options held by our employees, including our executive officers.)

Stock Ownership Requirements

All of our executive officers are required to hold a minimum position in our stock. An executive officer with less than five years service as an executive officer must have a position equal to three times his base salary, and an executive officer with five or more years of service must have a position equal to five times his base salary.

An executive officer’s stock ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds. An executive officer who does not satisfy the applicable minimum stock ownership requirement may not sell any shares of our stock, with the exception that the officer may engage in a cashless exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related withholding taxes. An executive officer who satisfies the applicable minimum stock ownership requirement may not sell any shares if, as a result, he would then violate the applicable minimum stock ownership requirement. All of our executive officers satisfy the applicable minimum stock ownership requirement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

William K. Hall, Chairman

Thomas D. Brown

Mike S. Zafirovski

SUMMARY COMPENSATION TABLE

The following table provides information about the compensation paid or earned during the period 2012-2014 by our principal executive officer, principal financial officer and three most highly compensated other executive officers (the “named executive officers”):

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2)	All Other Compen- sation(3) ($)	Total ($)
Charles A. Alutto(4)(5) President and Chief Executive Officer	2014 2013 2012	$379,615 348,077 296,631	$2,532,320 3,176,224 1,215,680	$721,875 513,215 321,844	$1,750 1,750 5,750	$3,635,560 4,039,266 1,839,905

Mark C. Miller(6) Executive Chairman of the Board	2014 2013 2012	$142,000 144,423 221,945	$766,080 1,164,616 2,228,747	$191,700 149,917 274,908	$1,750 1,750 1,750	$1,101,530 1,460,706 2,727,351

Daniel V. Ginnetti(7) Executive Vice President and Chief Financial Officer	2014	$275,385	$478,200	$187,200	$1,750	$942,535

Frank J.M. ten Brink(8) Former Executive Vice President and Chief Financial Officer	2014 2013 2012	$266,577 307,269 296,631	$1,191,680 1,482,238 1,519,601	$292,958 362,476 321,844	$1,750 1,750 1,750	$1,752,965 2,153,733 2,139,825

Richard T. Kogler(9) Executive Vice President and Chief Operating Officer	2014 2013 2012	$331,000 307,269 296,631	$1,191,680 1,482,238 1,519,601	$502,500 362,476 321,844	$1,750 1,750 1,750	$2,026,430 2,153,733 2,139,825

Michael J. Collins(10) Executive Vice President and President, Recall and Returns Management Services	2014 2013 2012	$296,154 272,115 258,031	$766,080 952,867 709,147	$405,000 290,333 223,145	$1,750 1,750 1,750	$1,468,984 1,517,065 1,192,073

(1)	The amounts in this column represent the fair value of options that we granted in 2014, 2013, and 2012 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”), excluding the effect of the expected forfeiture rate. The assumptions made in the valuation of these options are described at the end of Note 6, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014 (available at www.stericycle.com).

The amount in this column for a particular year does not include the fair value of any option that we granted during that year pursuant to our bonus conversion program in respect of the named executive officer’s annual cash performance bonus for the prior year. See the following notes (4), (6) and (8)-(10).

(2)	The amounts in this column are the gross amounts of the named executive officer’s annual cash performance bonus for the particular year before any conversion of the bonus into an option pursuant to our bonus conversion program. See the second paragraph of note (1) and notes (4), (6) and (8)-(10).

(3)	The amounts in this column represent our matching 401(k) plan contributions for 2014, 2013, and 2012 for each of our named executive officers.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column for Mr. Alutto are the gross amounts of his annual cash performance bonuses for 2014, 2013 and 2012. Pursuant to our bonus conversion program, Mr. Alutto elected to forgo $72,188 of his annual cash performance bonus for 2014 and received instead an option for 2,435 shares and a net cash bonus of $649,688; he elected to forgo $51,321 of his annual cash performance bonus for 2013 and received instead an option for 1,873 shares and a net cash bonus of $461,893; he elected to forgo $48,277 of his annual cash performance bonus for 2012 and received instead an option for 2,171 shares and a net cash bonus of $273,567. The fair value of these bonus conversion options is not included in the amount in Mr. Alutto’s “Option Awards” column.

(5)	Included in the “All Other Compensation” column for Mr. Alutto is $4,000 for 2012 for tax preparation services related to his previous employment by us in the UK.

(6)	Mr. Miller served as Chairman and Chief Executive Officer until January 1, 2013 when he became Executive Chairman of the Board. The amounts in the “Non-Equity Incentive Plan Compensation” column for Mr. Miller are the gross amounts of his annual cash performance bonuses for 2014, 2013, and 2012. Pursuant to our bonus conversion program, Mr. Miller elected to forgo his entire annual cash performance bonus for each of these years and received instead options for 6,468, 5,470, and 12,365 shares, respectively. The fair value of these bonus conversion options is not included in the amounts in Mr. Miller’s “Option Awards” column.

(7)	Mr. Ginnetti became an executive officer when he was appointed Executive Vice President and Chief Financial Officer on August 1, 2014. The amount in the “Non-Equity Incentive Plan Compensation” column for Mr. Ginnetti is the gross amount of his annual cash performance bonus for 2014.

(8)	Mr. ten Brink served as Executive Vice President and Chief Financial Officer until of August 1, 2014 when he became Senior Vice President, Mergers and Acquisitions. The amounts in the “Non-Equity Incentive Plan Compensation” column for Mr. ten Brink are the gross amounts of his annual cash performance bonuses for 2014, 2013, and 2012. Pursuant to our bonus conversion program, Mr. ten Brink elected to forgo $29,296 of his annual cash performance bonus for 2014 and received instead an option for 988 shares and a net cash bonus of $263,662; he elected to forgo $36,248 of his annual cash performance bonus for 2013 and received instead an option for 1,323 shares and a net cash bonus of $326,229; and he elected to forgo $48,277 of his annual cash performance bonus for 2012 and received instead an option for 2,171 shares and a net cash bonus of $273,567. The fair value of these bonus conversion options is not included in the amounts in Mr. ten Brink’s “Option Awards” column.

(9)	The amounts in the “Non-Equity Incentive Plan Compensation” column for Mr. Kogler are the gross amounts of his annual cash performance bonuses for 2014, 2013, and 2012. Pursuant to our bonus conversion program, Mr. Kogler elected to forgo $50,250 of his annual cash performance bonus for 2014 and received instead an option for 1,695 shares and a net cash bonus of $452,250; he elected to forgo $36,248 of his annual cash performance bonus for 2013 and received instead an option for 1,323 shares and a net cash bonus of $326,229, and he elected to forgo $48,277 of his annual cash performance bonus for 2012 and received instead an option for 2,171 shares and a net cash bonus of $273,567. The fair value of these bonus conversion options is not included in the amounts in Mr. Kogler’s “Option Awards” column.

(10)	The amounts in the “Non-Equity Incentive Plan Compensation” column for Mr. Collins are the gross amounts of his annual cash performance bonuses for 2014, 2013 and 2012. Pursuant to our bonus conversion program, Mr. Collins elected to forgo $81,000 of his annual cash performance bonus for 2014 and received instead an option for 2,733 shares and a net cash bonus of $324,000; he elected to forgo $58,067 of his annual cash performance bonus for 2013 and received instead an option for 2,119 shares and a net cash bonus of $232,266; and he elected to forgo $44,629 of his annual cash performance bonus for 2012 and received instead an option for 2,007 shares and a net cash bonus of $178,516. The fair value of these bonus conversion options is not included in the amounts in Mr. Collins’s “Option Awards” column.

Salaries, annual cash performance bonuses, and stock options, and other compensation represented the following approximate percentages of the total compensation paid to our named executive officers for 2014, 2013 and 2012:

	Approximate Percentage of Total Compensation of Named Executive Officers
	2014	2013	2012
Salaries	16.5%	12.2%	13.6%
Annual cash performance bonuses	21.1%	14.8%	14.6%
Stock options	62.3%	72.9%	71.6%
Other	0.1%	0.1%	0.1%

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the stock options granted to our named executive officers during 2014.

We did not make any awards to our named executive officers during 2014 of shares of restricted stock, restricted stock units or similar rights under an “equity incentive plan” or other plan or arrangement:

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Annual Cash Performance Bonuses(1)	Option Awards(2): Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date	Grant Date Fair Value of Option Awards
Charles A. Alutto	$721,875	120,873		$115.69	2/11/14	$2,572,177
Mark C. Miller	$191,700	41,470		$115.69	2/11/14	$882,482
Daniel V. Ginnetti	$187,200	15,000	(3)	$115.69	2/11/14	$319,200
		7,500	(4)	$116.81	8/01/14	$159,000
Frank J.M. ten Brink	$292,958	57,323		$115.69	2/11/14	$1,219,833
Richard T. Kogler	$502,500	57,323		$115.69	2/11/14	$1,219,833
Michael J. Collins	$405,000	38,119		$115.69	2/11/14	$811,172

(1)	These annual cash performance bonuses for 2014 were paid in February 2015. No further payouts will be made.

(2)	All of these options were granted under our 2008 Incentive Stock Plan or 2011 Incentive Stock Plan. This column includes options granted in February 2014 by reason of the named executive officers’ conversion, pursuant to our bonus conversion program, of all or part of their respective annual cash performance bonuses for 2013. It does not include options granted in February 2015 by reason of the named executive officers’ conversion, pursuant to our bonus conversion program, of all or part of their respective annual cash performance bonuses for 2014.

(3)	These options were granted to Mr. Ginnetti prior to his becoming an executive officer.

(4)	These options were granted to Mr. Ginnetti in connection with his appointment as Executive Vice President and Chief Financial Officer.

At the Compensation Committee’s meeting in February 2015, the Committee determined the annual stock option grants to executive officers and employees generally. The Committee granted options for a total of 266,000 shares to our executive officers as follows: Mr. Alutto, 110,000 shares; Messrs. Ginnetti and Arnold, each 45,000 shares; and Messrs. Collins and Miller, each 33,000 shares. All of these options have an exercise price per share of $130.19 (the closing price of our stock on the option grant date of February 6, 2015).

At the same meeting, the Compensation Committee also granted options to our executive officers by reason of their conversion of all or part of their respective annual cash performance bonuses for 2014 pursuant to our bonus conversion program. Mr. Alutto was granted an option for 2,435 shares by reason of his conversion of $72,188 of his annual cash performance bonus; Mr. ten Brink was granted an option for 988 shares by reason of his conversion of $29,296 of his annual cash performance bonus; Mr. Kogler was also granted an option for 1,695 shares by reason of his conversion of $50,250 of his annual cash performance bonus; Mr. Collins was granted an option for 2,733 shares by reason of his conversion of $81,000 of his annual cash performance bonus; and Mr. Miller was granted an option for 6,468 shares by reason of his conversion of his entire annual cash performance bonus. All of these options have an exercise price per share of $130.19 (the closing price of our stock on the option grant date of February 6, 2015).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the outstanding stock options held by the named executive officers as of December 31, 2014.

We did not make any awards to our named executive officers during 2014 or earlier of shares of restricted stock, restricted stock units or similar rights under an “equity incentive plan” or other plan or arrangement, and accordingly, no such shares, units or rights were held by any of our executive officers as of December 31, 2014 except as described in note (2) below:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date(1)
Charles A. Alutto	9,000	—	$53.15	2/15/2018
	27,000	—	$54.59	6/18/2018
	5,588	1,396	$63.00	7/30/2020
	19,134	12,756	$85.00	2/8/2021
	—	119,000	$115.69	2/11/2022
	24,000	36,000	$86.24	2/13/2022
	31,271	116,400	$95.87	2/20/2023
	1,873	—	$115.69	2/11/2024

Mark C. Miller	60,946	—	$38.57	2/6/2017
	120,393	—	$53.15	2/15/2018
	162,676	—	$46.83	2/10/2019
	202,253	40,000	$51.55	2/9/2020
	16,000	4,000	$51.20	2/10/2020
	131,571	63,660	$85.00	2/8/2021
	—	36,000	$115.69	2/11/2022
	71,998	66,000	$86.24	2/13/2022
	23,035	42,680	$95.87	2/20/2023
	5,470	—	$115.69	2/11/2024

Daniel V. Ginnetti(2)	5,000	—	$38.57	2/6/2017
	13,000	—	$53.15	2/15/2018
	3,500	—	$50.82	6/27/2018
	15,684	—	$46.83	2/10/2019
	9,600	2,400	$51.55	2/9/2020
	6,420	4,280	$85.00	2/8/2021
	—	15,000	$115.69	2/11/2022
	4,480	6,720	$86.24	2/13/2022
	—	7,500	$116.81	8/1/2022
	2,910	11,640	$95.87	2/20/2023

Frank J.M. ten Brink	—	15,000	$51.55	2/9/2020
	—	23,940	$85.00	2/8/2021
	—	56,000	$115.69	2/11/2022
	33,360	45,000	$86.24	2/13/2022
	15,751	54,320	$95.87	2/20/2023
	1,323	—	$115.69	2/11/2024

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date(1)
Richard T. Kogler	—	15,000	$51.55	2/9/2020
	240	23,940	$85.00	2/8/2021
	—	56,000	$115.69	2/11/2022
	33,360	45,000	$86.24	2/13/2022
	15,751	54,320	$95.87	2/20/2023
	1,323	—	$115.69	2/11/2024

Michael J. Collins	3,670	—	$53.15	2/15/2018
	3,479	6,000	$51.55	2/9/2020
	19,412	10,828	$85.00	2/8/2021
	—	36,000	$115.69	2/11/2022
	16,460	21,000	$86.24	2/13/2022
	10,737	34,920	$95.87	2/20/2023
	2,119	—	$115.69	2/11/2024

(1)	Other than options listed with an expiration date of February 11, 2022 which have 8-year terms and expire on the eighth anniversary of the option grant date, these options have 10-year terms and expire on the tenth anniversary of the option grant date. Options generally vest at the rate of one-fifth (20%) of the option shares on each of the first five anniversaries of the option grant date. Options granted pursuant to our bonus conversion program are immediately vested.

(2)	Mr. Ginnetti holds 2,500 restricted stock units that were granted to him on February 13, 2012 prior to his becoming an executive officer. All of these restricted stock units become exercisable on February 13, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about option exercises by the named executive officers during 2014. We have not awarded shares of restricted stock, restricted stock units or similar rights to any of our named executive officers, and accordingly no such shares, units or rights vested during 2014:

	Option Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)
Charles A. Alutto	16,500	$1,245,142
Mark C. Miller	43,384	$3,691,353
Daniel V. Ginnetti	17,000	$1,385,154
Frank J.M. ten Brink	129,151	$7,335,755
Richard T. Kogler	68,582	$3,389,039
Michael J. Collins	21,981	$1,523,856

(1)	The information in this column is provided on an aggregate basis, and includes (i) option shares canceled in a net exercise of the option (in which option shares with a value equal to the exercise price and related withholding taxes are canceled in satisfaction of those amounts) and (ii) option shares acquired and concurrently sold to pay the exercise price and related withholding taxes in a “cashless” exercise of the option through a broker.

(2)	The information in this column is provided on an aggregate basis. The value realized on the exercise of an option was determined by multiplying the number of shares for which the option was exercised by the difference between (i) either (A) the closing price of our common stock on the date of exercise, in the case of payment of the exercise price in cash or by delivery of shares of our common stock for cancelation or by a net exercise of the option, or (B) the sales price, in the case of a “cashless” exercise of the option, and (ii) the exercise price per share of the option.

DIRECTOR COMPENSATION

The following table provides information about the compensation paid to our directors in 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Mark C. Miller, Executive Chairman(2)	—	—	—	—	—	—
Jack W. Schuler, Lead Director	—	—	$101,783	—	—	$101,783
Charles A. Alutto(3)	—	—	—	—	—	—
Thomas D. Brown	—	—	$101,783	—	—	$101,783
Thomas Chen(4)	—	—	$265,226	—	—	$265,226
Rod F. Dammeyer(5)	—	—	$109,932	—	—	$109,932
William K. Hall(6)	—	—	$105,869	—	—	$105,869
John Patience	—	—	$101,783	—	—	$101,783
Mike S. Zafirovski	—	—	$101,783	—	—	$101,783

(1)	The amounts in this column represent the fair value of options that we granted in 2014 determined in accordance with FASB ASC Topic 718, excluding the effect of the expected forfeiture rate. The assumptions made in the valuation of these stock options are described at the end of Note 6, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014 (available at www.stericycle.com).

As of December 31, 2014, our outside directors held vested and unvested options for the following number of shares of our common stock: Mr. Schuler, 22,169 shares; Mr. Brown, 52,845 shares; Mr. Chen, 13,076 shares; Mr. Dammeyer, 41,237 shares; Mr. Hall, 22,344 shares; Mr. Patience, 57,412 shares; and Mr. Zafirovski, 23,958 shares.

(2)	Formerly our Chairman of the Board and Chief Executive Officer and currently our Executive Chairman of the Board, Mr. Miller is considered an executive officer and receives no additional compensation for his services as a director.

(3)	Mr. Alutto joined the Board in November 2012 and, as our former President, Stericycle USA, and current President and Chief Executive Officer, receives no additional compensation for his services as a director.

(4)	Pursuant to our Outside Directors Compensation Plan, Mr. Chen received two options upon joining the Board in May 2014, each for a number of shares determined in accordance with the formulas described below under “Option Grants to New Directors.” The first option, for joining the Board, was for 8,717 shares and the second upon, reflecting his annual compensation as a director, was for 4,359 shares.

(5)	Mr. Dammeyer received options for an additional 349 shares for his service as chairman of the Audit Committee.

(6)	Mr. Hall received options for an additional 175 shares for his service as chairman of the Compensation Committee.

Compensation in 2014

We did not pay any fees or other cash compensation to our directors who served during 2014 or provide them with any perquisites or other personal benefits. Pursuant to our Outside Directors Compensation Plan, we granted an option for 4,359 shares to each of our outside directors elected at the annual meeting of stockholders in May 2014. The number of option shares was determined by dividing (i) the product of four times the director’s annual compensation of $125,000 by (ii) the average closing price of a share of our common stock during the 12-month period ending on the last trading day prior to the annual meeting ($114.73). The exercise price per share was the closing price of our common stock on the day of the annual meeting ($112.26), and the option vests on the first anniversary of the meeting (May 21, 2015). Mr. Dammeyer and Mr. Hall received options for an additional 349 and 175 shares for their services as chairmen of the Audit and Compensation Committees, respectively.

Outside Directors Compensation Plan

Under our Outside Directors Compensation Plan, which our Board of Directors adopted in August 2006 and amended in November 2006, each director’s annual compensation for his services is $125,000. The Board may review and update this amount from time to time based on informal surveys of outside directors’ compensation. Subject to the election by an eligible director to receive up to 50% of his annual compensation in cash, the normal form of payment of an outside director’s annual compensation is a stock option reflecting a conversion of the cash compensation. This option is granted upon a director’s reelection as a director at the annual meeting of stockholders each year.

In February 2015, the Board increased the multiple used to determine annual option grants to our outside directors from four to five such that the option is now for a number of shares equal to the quotient obtained by dividing (i) five times the amount of cash compensation to be converted into an option by (ii) the average closing price of our stock during the period from the prior year’s annual meeting through the last trading day before the current annual meeting. The exercise price of the option is the closing price on the day of the annual meeting, and the option vests on the first anniversary of the annual meeting. Any portion of a director’s annual compensation that he elects to receive in cash is paid in arrears at the time of vesting of the portion converted into an option (i.e., on the first anniversary of the annual meeting).

Stock Ownership Requirements

Under our Outside Directors Compensation Plan, all directors are required to hold a minimum position in our stock. For a director with less than five years’ service, he must have a position equal to three times his current annual compensation, or $375,000. For a director with five or more years of service, he must have a position equal to five times his current annual compensation, or $625,000. A director’s ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds.

A director who satisfies the minimum ownership requirement may elect to receive up to 50% of his annual compensation in cash. A director who does not satisfy the minimum ownership requirement must receive his annual compensation in the normal form of payment as a stock option. A director who does not satisfy the applicable minimum ownership requirement may not sell any shares of our stock, with the exception that the director may engage in a “cashless” exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related withholding taxes.

All of our outside directors currently satisfy the applicable minimum stock ownership requirement.

Meeting and Other Fees

Under our Outside Directors Compensation Plan, directors are not paid separate fees for attending meetings of the Board of Directors or its committees. No fees are paid to the Executive Chairman of the Board for his service as chairman. The chairman of the Audit Committee is paid a fee of $10,000 per year for his service as chairman, and the chairman of the Compensation Committee is paid a fee of $5,000 per year for his service as chairman.

The fees to the chairmen of the Audit and Compensation Committees are paid by adding each chairman’s fee to and treating it as a part of his annual compensation as a director, with the effect of making 50% of each chairman’s fee eligible to be received in cash (if the chairman satisfies the applicable minimum ownership requirement) and converting the balance of the fee (or the entire fee, if the chairman does not satisfy the minimum ownership requirement) into an option.

Option Grants to New Directors

Our Outside Directors Compensation Plan provides that a new director will be granted two stock options upon joining the Board. The first option, for joining the Board, is for a number of shares equal to the quotient obtained by dividing (i) the product of eight times the director’s annual compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option is the closing price on the day of the director’s election, and one-fifth of the option shares vest on each of the first five anniversaries of the director’s election.

The new director will also be granted an option reflecting his annual compensation as a director. If the new director is elected at an annual meeting, the option is the same as the options that the other directors elected at the annual meeting receive. If the new director is elected by the Board to fill a vacancy, the option is for a number of shares equal to a pro rata portion of the quotient obtained by dividing (i) the product of five times the director’s annual compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option is the closing price on the day of the director’s election, and the option vests on the first anniversary of the prior annual meeting.

Item 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Ernst & Young LLP has served as our independent registered public accounting firm since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements, audit of our internal control over financial reporting and review of our interim financial statements included in our quarterly reports on Form 10-Q, statutory audits required internationally, and assistance with and review of certain documents and letters filed with the SEC during the fiscal years ended December 31, 2014 and 2013 were approximately $2.0 million and $1.5 million, respectively.

Audit-Related Fees

Ernst & Young LLP did not provide any audit-related services or other assurance or related services to us during the fiscal years ended December 31, 2014 and 2013.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax compliance, tax advice, and tax planning services provided to us during the fiscal years ended December 31, 2014 and 2013 were approximately $0.3 million and $0.2 million, respectively.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for other services provided to us during the fiscal year ended December 31, 2014 were approximately $10,000. Ernst & Young LLP did not provide any other services to us during the fiscal year ended December 31, 2013.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, our Board of Directors may reconsider their appointment.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Item 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under recent changes to the rules governing proxy statements, our stockholders have the opportunity to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers.

Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety, and in particular to read the “Overview” on pages 16—19, to obtain an informed understanding of our executive compensation program.

We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. Our executive compensation program has as its objectives (i) attracting, motivating and retaining highly qualified executive officers and (ii) structuring most of their compensation so that they benefit only if all of our stockholders benefit.

We believe that our executive compensation program satisfies these objectives and does so in a straightforward manner. Our executive compensation program consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and an annual cash performance bonus based on EBITDA (earnings before interest, taxes, depreciation and amortization), and long-term incentive compensation is paid in the form of stock options. Annual cash performance bonuses are dependent on Company-wide performance, and stock options, which are only granted at the closing market price on the date of grant, are dependent for their value on the subsequent growth in value of our stock. Annual cash performance bonuses represented 21.1% and stock options represented 62.3% of our executive officers’ compensation during 2014 and together represented 86.2% and 87.7% of their compensation during 2012 and 2013, respectively.

For these reasons and the reasons elaborated more fully in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:

Resolved, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion.

The Board of Directors recommends a vote “FOR” this resolution approving the compensation of our named executive officers.

Item 4

STOCKHOLDER PROPOSAL ON

INDEPENDENT BOARD CHAIRMAN

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a beneficial owner of 50 shares of our common stock, has submitted the following resolution for consideration by stockholders:

Resolved: Shareholders request that our Board of Directors adopt a policy that the Chairman of our Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

Stockholder’s Supporting Statement

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73% at Netflix.

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

GMI Ratings, an independent investment research firm, flagged our board as potentially entrenched due to a high number of long-serving directors.

Jack Schuler, age 73, 24-years tenure and serving as Lead Director

John Patience, 25-years tenure

Mark Miller, 22-years tenure

Rod Dammeyer, age 73 and 16-years tenure

Long tenured directors controlled 62% of votes on our most important board committees. Director independence decreases with long-tenure. Mike Zafirovski, on our executive pay committee, was negatively flagged by GMI because of his director duties on the Nortel Networks board, when Nortel filed for creditor protection.

The GMI Environmental, Social and Governance global ESG rating for Stericycle was an overall F. Our board had not established a formal clawback policy regarding executive incentive pay.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value: Independent Board Chairman—Proposal 4

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is unnecessary and is not in the best interests of our stockholders. Consequently, the Board recommends a vote “AGAINST” this proposal.

Our stockholders are best served by affording the Board the organizational flexibility to select the person best suited for the position of Chairman and to determine the most effective leadership structure for our Company. A requirement that our Chairman be independent unwisely places arbitrary constraints on the judgment of the Board as to how the Company should be governed. Currently, our stockholders are best served by our former President and Chief Executive Officer, Mark C. Miller, serving as Executive Chairman of the Board and Jack W. Schuler serving as an independent Lead Director.

Since January 2013 we have separated the roles of Chief Executive Officer and Chairman of the Board of Directors, and since August 2008 our bylaws have provided that if our Chief Executive Officer or any other officer or employee is serving as Chairman of the Board, the Board is required to appoint an outside director as our Lead Director. Our Executive Chairman of the Board, Mr. Miller, is an officer, and accordingly, the Board has appointed Mr. Schuler as Lead Director. As required by our bylaws, Mr. Schuler is independent under the listing standards of the NASDAQ Global Select Market.

Until January 2013, Mr. Miller served as our President and Chief Executive Officer (from May 1992) and Chairman of the Board (from August 2008) and brings to the position of Executive Chairman a unique in-depth knowledge of our Company and the regulated waste industry generally, together with a repeatedly proven ability to formulate and oversee the implementation of strategic initiatives. Mr. Schuler served as our Chairman of the Board from January 1990 until becoming Lead Director in August 2008 and brings to the position of Lead Director experience managing the operations of a multinational healthcare company and knowledge of the dynamics of the healthcare industry.

Our Lead Director’s duties are substantially similar to many of the duties typically performed by a chairman of the board. As described in “Lead Director” on page 12, the Lead Director is responsible for coordinating with the Executive Chairman of the Board the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Lead Director may also call special meetings of the Board of Directors when he considers it appropriate. In general, the Lead Director oversees the scope, quality and timeliness of the flow of information from our management to the Board and serves as an independent point of contact for stockholders wishing to communicate with the Board other than through the Executive Chairman of the Board.

Seven of nine (and assuming Ms. Bleil’s election to the Board, eight of ten) of our directors are independent, and the Board regularly reviews the Company’s governance to ensure independent oversight of management. In addition to the requirement to empower a Lead Director when the Chairman of the Board is not independent, examples of independent oversight include the following:

•

All members of the Audit, Compensation, and Nominating and Governance Committees of the Board are independent. As provided in their charters, these committees have oversight responsibilities over critical matters for the Company and play a robust role in the Company’s governance, with direct access to management and authority to retain independent advisers. The oversight responsibilities of these committees include the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the performance and compensation of executive officers, the nomination of directors, and the evaluation of the effectiveness of the Board, its committees and its members.

•

At each regularly scheduled meeting of the Board, the independent directors meet in executive session, presided over by the Lead Director, to review the performance of management and in particular the performance of our President and Chief Executive Officer and our Executive Chairman of the Board.

Our strong performance further supports our belief that our current governance structure is effective. The following table compares the cumulative total shareholder return (i.e., share price appreciation plus dividends) (“TSR”) for the one-, three-, and five-year periods ending December 31, 2014 for Stericycle, the NASDAQ Composite, the S&P 500 Index, the Russell 3000 Index and the Dow Jones US Waste and Disposal Index.

	One-Year TSR (%)	Three-Year TSR (%)	Five-Year TSR (%)
Stericycle, Inc.	12.8	68.2	137.6
NASDAQ Composite	13.4	81.8	108.7
S&P 500 Index	11.4	63.7	84.6
Russell 3000 Index	10.5	64.9	87.4
Dow Jones US Waste and Disposal Index	11.4	44.2	64.5

For the foregoing reasons, a policy that requires an independent Chairman is unnecessary and not in the best interests of our stockholders.

Accordingly, the Board of Directors recommends a vote “AGAINST” this proposal.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of stock represented by the proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2016 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 21, 2015. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2016 Annual Meeting of Stockholders must submit the proposal to us no earlier than January 28, 2016 and no later than February 26, 2016.

Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that all filing requirements for 2014 were satisfied in a timely manner.

ADDITIONAL INFORMATION

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2014 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Copies of this proxy statement and our Form 10-K as filed with the Securities and Exchange Commission are available in pdf format on our website, www.stericycle.com. Copies of this proxy statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

28161 North Keith Drive

Lake Forest, Illinois 60045

2015 ANNUAL MEETING OF STOCKHOLDERS

May 27, 2015

Your vote is important!

Please sign and promptly return your proxy card or voting instruction card in the enclosed envelope or, if your shares are registered in your name, vote your shares telephonically, by calling (800) 690-6903, or via the Internet, by going to www.proxyvote.com.

If your shares are registered in the name of a broker, you may be able to vote your shares telephonically or via the internet. Check the information provided to you by your broker to see which options are available to you.

Admission Request Form for 2015 Annual Meeting

I am a stockholder of Stericycle, Inc. (If your shares are registered in a broker’s name, please enclose confirmation of stock ownership.) I plan to attend the 2015 Annual Meeting to be held on Wednesday, May 27, 2015, at 11:00 a.m., Central Daylight Time, at the DoubleTree Hotel Chicago O’Hare Airport-Rosemont, 5460 North River Road, Rosemont, Illinois 60018. Please send me an admissions card. I understand that an admissions card will admit only the stockholder or stockholders to whom it is issued, and may not be transferred.

Name
Please print name of stockholder

Name
Please print name of stockholder (if joint owner)

Address

City	State	Zip Code

Telephone	( )

If you plan to attend the Annual Meeting, please detach, complete and return the Admission Request Form above directly to Stericycle, Inc., Annual Meeting Ticket Requests, 28161 North Keith Drive, Lake Forest, Illinois 60045. All Admission Request Forms must be received by May 20, 2015.

To avoid a delay in receipt of your admissions card, mail the Admission Request Form separately. Do not return it with your proxy card or mail it in the enclosed envelope.

If you need directions to the Annual Meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

STERICYCLE, INC. 28161 NORTH KEITH DRIVE LAKE FOREST, IL 60045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M89310-P60545 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERICYCLE, INC.
The Board of Directors recommends you vote FOR all nominees for director, FOR Items 2 and 3, and AGAINST Item 4.

1.	Election of Directors	For	Against	Abstain
	1a. Mark C. Miller	☐	☐	☐
	1b. Jack W. Schuler	☐	☐	☐			For	Against	Abstain
	1c. Charles A. Alutto	☐	☐	☐	2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015	☐	☐	☐
	1d. Lynn D. Bleil 1e. Thomas D. Brown 1f. Thomas F. Chen 1g. Rod F. Dammeyer 1h. William K. Hall 1i. John Patience 1j. Mike S. Zafirovski	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	3.	Advisory resolution approving the compensation paid to the Company’s executive officers	☐	☐	☐
					4.	Stockholder proposal to require an independent board chairman	☐	☐	☐
NOTE: This proxy will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

For address changes, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M89311-P60545

STERICYCLE, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 27, 2015 at 11:00 a.m. Central Daylight Time

The DoubleTree Hotel Chicago O’Hare Airport - Rosemont

5460 North River Road

Rosemont, Illinois 60018

I or we hereby appoint each of Jack W. Schuler, Rod F. Dammeyer and John Patience (the “proxies”) as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on March 30, 2015 at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 27, 2015 at 11:00 a.m. Central Daylight Time, at the DoubleTree Hotel Chicago O’Hare Airport - Rosemont, 5460 North River Road, Rosemont, Illinois 60018, and at any adjournment of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR each of the ten nominees for election as a director (Item 1), FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (Item 2), FOR approval of the advisory resolution approving the compensation paid to the Company’s executive officers (Item 3) and AGAINST the stockholder proposal to require an independent board chairman (Item 4). This Proxy will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any address changes above, please mark the corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)